Acorn Energy Initiates Quarterly Dividend and Special Year-End Dividend

New York, New York (October 17, 2011) – Acorn Energy, Inc. (Nasdaq: ACFN), an energy technology holding company, today announced at its annual meeting held today at the Union League Club in New York City, that the Board of Directors has approved the payment of a quarterly dividend of $0.035 per share and a 2011 year-end declaration of a special dividend  of $0.05 per share.

The quarterly dividend will be paid on November 28, 2011 to common shareholders of record on November 16, 2011.  The special year-end dividend will be paid in January 2012 to stockholders of record on December 30, 2011.

John A. Moore, chairman and chief executive officer of Acorn Energy stated: “This year has been very successful for Acorn with several major achievements. In August, we completed the sale of CoaLogix, our largest transaction to date, for $101 million, from which Acorn received gross proceeds of $61.9 million or $3.53 per share. The sale of CoaLogix is our second major monetization in the last four years and adds credibility to our unique approach to creating shareholder value through pragmatic energy technology investing.”

“The disciplines that we believe will allow us to maintain and even increase a dividend in the future are our tight focus on building technology companies that improve the productivity of the world’s existing energy infrastructure.  Our portfolio consists of “capital–light” businesses with high or potentially high margins and first mover advantages in what could be billion dollar markets.  A key component of our strategy is providing substantial equity upside for the management teams of the operating companies.

“We are very optimistic about the potential of our three core businesses. Each business reached important milestones in 2011 and continues to gain traction in the marketplace. (i) US Seismic has received a number of initial orders in key markets with solid partners for its ultra-high sensitive seismic tools; (ii) DSIT, following the completion of an $8 million contract for its submarine sonar tactical trainer,  recently announced multiple technical awards for the simulator which it had developed with the Israeli navy; and (iii) GridSense expanded its suite of remote monitoring and control systems for electric utilities, with its newest version of Transformer IQ, targeted at large-scale pole-top applications at the distribution level.

“Given our solid progress and what we believe to be our promising future, we feel it is a good time to add an element of return to reward our long-time patient investors and help attract new investors to Acorn”. Mr. Moore concluded. “We expect to continue to pay a quarterly dividend and would hope to increase it from this initial modest amount, as we create positive operating cash flow.”

About Acorn Energy, Inc.
Acorn Energy, Inc. is a holding company focused on technology driven solutions for energy infrastructure asset management.  Our three businesses in which we have controlling interests, improve the world's energy infrastructure by making it more secure by providing security solutions for underwater energy infrastructure (DSIT), more reliable by providing condition monitoring instruments for critical assets on the electric grid (GridSense) and more productive and efficient by increasing oil and gas production while lowering costs through use of ultra-high sensitive seismic tools for more precise pinpointing of oil and gas reservoirs (US Seismic). For more information visit http://www.acornenergy.com/www.acornenergy.com.

Safe Harbor Statement
This press release includes forward-looking statements, which are subject to risks and uncertainties. There is no assurance that DSIT Solutions Inc. or Acorn Energy, Inc. will continue to grow their respective businesses, execute the initiatives described above, generate  operating cash flow or meet the expectations described above. There is no assurance that the Company will have sufficient available cash to maintain a quarterly dividend in future periods at increased or current levels. A complete discussion of the risks and uncertainties which may affect Acorn Energy's business generally and the businesses of its subsidiaries is included in "Risk Factors" in the Company's most recent Annual Report on Form 10-K as filed by the Company with the Securities and Exchange Commission.

Investor Contact:
Paul G. Henning
Cameron Associates
(212) 554-5462
Paul@cameronassoc.com